Exhibit 99.1

Etsy Provides Update on Business Conditions Related to COVID-19

Brooklyn, N.Y., April 2, 2020 – Etsy, Inc. (Nasdaq: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today provided an update on business conditions related to COVID-19.

Business Update Available on investors.Etsy.com

Etsy has released an update regarding business conditions which includes a ‘fireside chat’ conversation with Chief Executive Officer, Josh Silverman, and Chief Financial Officer, Rachel Glaser. The update is available in video format or written transcript on the Company’s Investor Relations website (investors.etsy.com) under the events section. In addition, investors can access the update via phone by dialing +1 (800) 585-8367 (toll free) or +1 (416) 621-4642 (toll) and passcode 2082969. A replay of the update will be available starting at 5:00 p.m. Eastern Time through May 8 via the same link, or by dialing (toll free) +1 (800) 585-8367 or +1 (416) 621-4642 (toll) with the passcode 2082969.

The video highlights key topics:

•	Estimated Gross Merchandise Sales (“GMS”) and GMS trends for the first quarter of 2020 and implications for 2020 outlook;

•	Insights into marketplace dynamics for sellers and buyers;

•	Etsy’s near-term operational initiatives, resilient business model, and strong balance sheet.

The foregoing estimated GMS results are preliminary and are subject to change based on the completion of Etsy’s quarter-end review process. Etsy intends to provide additional details regarding its quarterly results for the quarter ended March 31, 2020 in a regularly scheduled quarterly press release and earnings call. Details regarding the time and date of the earnings call will be provided in advance of that call.

About Etsy

Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs. In addition, Etsy, Inc. owns Reverb, a leading global online marketplace dedicated to buying and selling new, used, and vintage musical instruments.

Etsy's mission is to keep commerce human, and we're committed to using the power of business to strengthen communities and empower people. Our company was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its investor relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings and public conference calls and webcasts.

Investor Relations Contact:

Deb Wasser, Vice President, Investor Relations
Gabriel Ratcliff, Senior Manager, Investor Relations
ir@etsy.com

Media Relations Contact:
Sarah Marx, Senior Manager, Corporate Communications
press@etsy.com